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Exhibit 1.1

$65,000,000

ESCHELON OPERATING COMPANY

8 3/8% Senior Second Secured Notes due 2010

PURCHASE AGREEMENT

        November 19, 2004

JEFFERIES & COMPANY, INC.
520 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

        Eschelon Operating Company, a Minnesota corporation (the "Company"), and the guarantors signatory hereto (the "Guarantors"), jointly and severally, hereby agree (this "Agreement") with you as follows:

        1.     Issuance of Notes.    Subject to the terms and conditions herein contained, the Company proposes to issue and sell to Jefferies & Company, Inc. (the "Initial Purchaser") $65,000,000 aggregate principal amount at maturity of 8 3/8% Senior Second Secured Notes due 2010 (each a "Note" and, collectively, the "Notes"). The Notes will be issued pursuant to an indenture (the "Indenture"), dated as of March 17, 2004, by and among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"). Capitalized terms used but not defined herein shall have the meanings set forth in the Offering Circular.

        The Notes will be offered and sold to the Initial Purchaser pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the "Act"). Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the Notes shall bear the legends set forth in the final offering circular related to the issuance of the Notes, dated the date hereof (the "Final Offering Circular"). The Company has prepared a preliminary offering circular, dated November 17, 2004 (the "Preliminary Offering Circular"), and the Final Offering Circular relating to the offer and sale of the Notes (the "Offering"). "Offering Circular" means, as of any date or time referred to in this Agreement, the most recent offering circular (whether the Preliminary Offering Circular or the Final Offering Circular, and any amendment or supplement to either such document), including exhibits and schedules thereto.

        2.     Terms of Offering.    The Initial Purchaser has advised the Company, and the Company understands, that the Initial Purchaser will make offers to sell (the "Exempt Resales") some or all of the Notes purchased by the Initial Purchaser hereunder on the terms set forth in the Final Offering Circular, as amended or supplemented, to persons (the "Subsequent Purchasers") (i) outside the United States in compliance with Regulation S of the Act, or (ii) whom the Initial Purchaser (A) reasonably believes to be "qualified institutional buyers" as defined in Rule 144A under the Act ("QIBs"), as such Rule may be amended from time to time, or (B) reasonably believes (based upon written representations made by such persons to the Initial Purchaser) to be institutional "accredited investors" ("Accredited Investors") as defined in Rule 501(a)(1), (2), (3) or (7) under the Act.

        Pursuant to the Indenture, all Domestic Restricted Subsidiaries of Eschelon Telecom, Inc. (the "Parent") as of the Closing Date (as hereinafter defined) and all future Domestic Restricted Subsidiaries of the Parent (other than the Company), jointly and severally, shall fully and unconditionally guarantee, on a senior basis, to each holder of the Notes and the Trustee, the payment and performance of the Company's obligations under the Indenture and the Notes (each such guarantee being referred to herein as a "Guarantee").

        Pursuant to the terms of the Collateral Agreements (as defined in the Indenture), all of the Company's obligations under the Indenture and the Notes will be secured by a second priority lien and security interest in substantially all of the assets of the Parent and its Domestic Restricted Subsidiaries (except for a prior ranking lien in favor of the lenders under a Credit Agreement and in favor of the holders of certain other Permitted Liens) in favor of the Trustee, as secured party for itself and for the benefit of the holders of the Notes, the Exchange Notes and the Private Exchange Notes (the "Secured Parties").

        Holders of the Notes (including Subsequent Purchasers) will have the registration rights set forth in the registration rights agreement applicable to the Notes (the "Registration Rights Agreement"), to be executed on and dated as of the Closing Date (as hereinafter defined). Pursuant to the Registration Rights Agreement, Parent and the Company will agree, among other things, to file with the Securities and Exchange Commission (the "SEC") (i) a registration statement under the Act (the "Exchange Offer Registration Statement") relating to senior second secured notes (the "Exchange Notes") which shall be identical to the Notes (except that the Exchange Notes shall have been registered pursuant to such registration statement and will not be subject to restrictions on transfer or contain additional interest provisions) to be offered in exchange for the Notes (such offer to exchange being referred to as the "Exchange Offer"), and/or (ii) under certain circumstances, a shelf registration statement pursuant to Rule 415 under the Act (the "Shelf Registration Statement") relating to the resale by certain holders of the Notes. If required under the Registration Rights Agreement, the Company will issue Exchange Notes to the Initial Purchaser (the "Private Exchange Notes"). If the Company fails to satisfy its obligations under the Registration Rights Agreement, it will be required to pay additional interest to the holders of the Notes under certain circumstances, as set forth in the Registration Rights Agreement.

        This Agreement, the Indenture, the Collateral Agreements, the Registration Rights Agreement, the Notes, the Guarantees, the Exchange Notes, the Private Exchange Notes and the Escrow Agreement, to be dated November 29, 2004 (the "Escrow Agreement"), among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as escrow agent (the "Escrow Agent"), pursuant to which the Company will deposit the gross proceeds from the Offering in an escrow account (the "Escrow Account"), are collectively referred to herein as the "Documents."

        The Parent (as defined below) is proposing to acquire 100% of the issued and outstanding shares of Advanced TelCom, Inc. (the "ATI Acquisition"), subject to receipt of the consents, approvals, authorizations and orders listed in Exhibit 8.2(b) of the Acquisition Agreement (as defined below) (the "ATI Approvals"), and substantially all of the assets of GE Business Productivity Systems, subject to receipt of regulatory consents, approvals, authorizations and orders in connection therewith (the "GEBPS Approvals"), in each case, following completion of the Offering. The ATI Approvals, the GEBPS Approvals and regulatory approvals of the encumbrance of the assets of the Company and its subsidiaries in connection with this Offering are collectively referred to herein as the "Approvals", and all such Approvals are expected to be received after the Closing Date.

        3.     Purchase, Sale and Delivery.    On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, the Notes at a purchase price of 79% of the principal amount at maturity thereof plus accrued interest from September 15, 2004. Pending the receipt of the ATI Approvals, the receipt of a new equity investment and certain other events, the gross proceeds of the Offering will be placed into the Escrow Account.

        Delivery to the Initial Purchaser of, and payment for, the Notes shall be made at a closing (the "Closing") to be held at 10:00 a.m., New York time, on November 29, 2004 (the "Closing Date") at the New York offices of Mayer, Brown, Rowe & Maw LLP.

        As consideration for the placement of the Notes and financial advisory services rendered, the Company agrees to pay to the Initial Purchaser the following fees:

          (i)    $1,027,000, representing a commission on the placement of the Notes equal to 2.0% of the gross proceeds; and

          (ii)   a financial advisory fee of $1,027,000;

in each case due and payable on the Closing Date.

        The Company will deliver to the Initial Purchaser against payment of the purchase price the Notes to be offered and sold by the Initial Purchaser (i) in reliance on Regulation S (the "Regulation S Notes") in the form of one or more permanent global notes, in such denominations as the Initial Purchaser shall request, in registered form without interest coupons (the "Offered Regulation S Global Notes") which will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC") for the respective accounts of the DTC participants for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, société anonyme, Luxembourg ("Clearstream, Luxembourg") and registered in the name of Cede & CO., as nominee for DTC, (ii) in reliance on Rule 144A under the Securities Act (the "144A Notes") in the form of one permanent global security, in such denominations as the Initial Purchaser shall request, without interest coupons (the "Restricted Global Notes") which will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC and (iii) to Accredited Investors in the form of one or more certificated notes, in such denominations as the Initial Purchaser shall request, without interest coupons (the "AI Notes"). The Offered Regulation S Global Notes, the AI Notes and the Restricted Global Notes shall be assigned separate CUSIP numbers.

        Payment for the Regulation S Notes, the AI Notes and the 144A Notes shall be made by the Initial Purchaser in Federal (same day) funds by official check or checks or wire transfer to one or more accounts as the Company shall designate to the Initial Purchaser at least one (1) business day prior to the Closing Date, drawn to the order of the Company at the office of Mayer, Brown, Rowe & Maw LLP at the Closing on the Closing Date, against delivery (A) to the Trustee as custodian, for DTC; of (i) the Offered Regulation S Global Notes representing all of the Regulation S Notes for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Notes representing all of the 144A Notes and (B) of the AI Notes to the Initial Purchaser. The Offered Regulation S Global Notes and the Restricted Global Notes will be made available for inspection at the above office of Mayer, Brown, Rowe & Maw LLP at least 24 hours prior to the Closing Date.

        4.     Representations and Warranties of the Company.    The Company and the Guarantors, jointly and severally, represent and warrant to the Initial Purchaser that, as of the date hereof and as of the Closing Date:

        (a)   The Preliminary Offering Circular as of its date did not, and the Final Offering Circular as of its date did not, and as of the Closing Date will not, and each supplement or amendment thereto as of its date will not, contain any untrue statement of a material fact or omit to state any material fact (except, in the case of the Preliminary Offering Circular, for pricing terms and other financial terms intentionally left blank) necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor the Guarantors makes any representation or warranty as to the Initial Purchaser Information (as defined in Section 11 hereof). Each of the Preliminary Offering Circular and the Final Offering Circular, as of their respective dates, contained, and the Final Offering Circular, as amended or supplemented, as of the Closing Date, will contain, all the information specified in, and meet the requirements of, Rule 144A(d)(4) under the Act. There are no related party transactions that would be required to be disclosed in the Final Offering Circular if the Final Offering Circular were a prospectus included in a registration statement on Form S-1 filed under the Act that are not disclosed in the Final Offering Circular.

        (b)   Each corporation, partnership or other entity in which the Company or Parent, directly or indirectly through any of their respective Subsidiaries, owns more than fifty percent (50%) of any class of Capital Stock is listed on Schedule I attached hereto (the "Subsidiaries"), and such Capital Stock is free and clear of all Liens (as hereinafter defined) other than Permitted Liens.

        (c)   The Company, Parent and each of their respective Subsidiaries (i) has been duly organized or formed, as the case may be, is validly existing and is in good standing under the laws of its jurisdiction of organization, (ii) has all requisite power and authority to carry on its business and to own, lease and operate its properties and assets, and (iii) is duly qualified or licensed to do business and is in good standing as a foreign corporation, partnership or other entity, as the case may be, authorized to do business in each jurisdiction in which the nature of such businesses or the ownership or leasing of such properties requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on (A) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Company, Parent and their respective Subsidiaries, taken as a whole, (B) the ability of any of the Company or the Guarantors to perform its obligations in all material respects under any Document, (C) the enforceability of any Collateral Agreement or the attachment, perfection or priority of any of the Liens intended to be created thereby or (D) the validity of any of the Documents or the consummation of any of the transactions contemplated therein (each, a "Material Adverse Effect").

        (d)   All of the issued and outstanding shares of Capital Stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. The table under the caption "Capitalization" in the Final Offering Circular (including the footnotes thereto) sets forth, as of the date of such table, (i) the actual cash and cash equivalents and capitalization of Parent and its Subsidiaries on a consolidated basis and (ii) the pro forma cash and cash equivalents and capitalization of the Parent and its Subsidiaries, on a consolidated basis, after giving effect to the offer and sale of the Notes and the application of the net proceeds therefrom as described in the Final Offering Circular under the section entitled "Use of Proceeds." After giving effect to the offer and sale of the Notes, all of the outstanding shares of Capital Stock or other equity interests of each of the Company's Subsidiaries (other than as required by applicable law or issuances of directors' qualifying shares) will be owned, directly or indirectly, by the Company, free and clear of all liens, security interests, mortgages, pledges, charges, equities, claims or restrictions on transferability or encumbrances of any kind (collectively, "Liens"), other than those imposed by the Act and the securities or "Blue Sky" laws of certain domestic or foreign jurisdictions, requirements for regulatory approvals and Liens constituting Permitted Liens. There are no outstanding (A) options, warrants or other rights for third parties to purchase from the Company or any of its Subsidiaries, (B) agreements, contracts, arrangements or other obligations of the Company or any of its Subsidiaries to issue to third parties or (C) other rights of third parties to convert any obligation into or exchange any securities for, in the case of each of clauses (A) through (C), shares of Capital Stock of or other ownership or equity interests in the Company or any of its Subsidiaries.

        (e)   No holder of securities of the Company or any of its Subsidiaries will be entitled to have such securities registered under the registration statements required to be filed by the Company and the Guarantors with respect to the Exchange Notes or Private Exchange Notes pursuant to the Registration Rights Agreement.

        (f)    The Company and each of the Guarantors have all requisite corporate power and authority to execute, deliver and perform their respective obligations under the Documents to which they are a party and to consummate the transactions contemplated thereby. Each of this Agreement, the

Indenture and the Collateral Agreements have been duly and validly authorized, executed and delivered by the Company and the Guarantors.

        (g)   Each of the Indenture and the Collateral Agreements constitutes a legal, valid and binding obligation of each of the Company and the Guarantors, enforceable against each of the Company and the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

        (h)   The Registration Rights Agreement has been duly and validly authorized by the Company and the Guarantors. The Registration Rights Agreement, when executed and delivered by the Company and the Guarantors, will constitute a legal, valid and binding obligation of each of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except that (A) the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

        (i)    The Escrow Agreement has been duly and validly authorized by the Company and the Guarantors. The Escrow Agreement, when executed and delivered by the Company and the Guarantors, will constitute a legal, valid and binding obligation of each of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought.

        (j)    The Notes, when issued, will be in the form contemplated by the Indenture. The Indenture meets the requirements for qualification under the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes, Exchange Notes and Private Exchange Notes have each been duly and validly authorized by the Company and, in the case of the Notes, when delivered to and paid for by the Initial Purchaser in accordance with the terms of this Agreement and the Indenture, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Company, entitled to the benefit of the Indenture, the Guarantee, the Collateral Agreements and the Registration Rights Agreement, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. Upon and following delivery to the Initial Purchaser, the Notes will rank pari passu with all senior Indebtedness of the Company that is outstanding on the date hereof or that may be incurred hereafter and senior to all subordinated Indebtedness of the Company that is outstanding on the date hereof or that may be incurred hereafter.

        (k)   The Guarantees have been duly and validly authorized by the Guarantors and, when executed by the Guarantors, will have been duly executed, issued and delivered and will be legal, valid and binding obligations of the Guarantors, entitled to the benefit of the Indenture and the Registration Rights Agreement, and enforceable against the Guarantors in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (whether applied by a court of law or equity) and the discretion of the court before which any proceeding therefor may be brought. Upon and following delivery to the Initial Purchaser, the Guarantees will rank pari passu with all senior Indebtedness of the Guarantors that is outstanding on the date hereof or that may be incurred hereafter and senior to all subordinated Indebtedness of the Guarantors that is outstanding on the date hereof or that may be incurred hereafter.

        (l)    Neither the Company, Parent, nor any of their respective Subsidiaries, is in violation of its certificate of incorporation, by-laws or any other of its organizational documents (collectively with respect to such entity, its "Charter Documents"). Neither the Company nor any of its Subsidiaries is (i) in violation of any Federal, state, local or foreign statute, law (including, without limitation, common law) or ordinance, or any judgment, decree, rule, regulation or order (collectively, "Applicable Law") of any federal, state, local and other governmental authority, governmental or regulatory agency or body, court, arbitrator or self-regulatory organization, domestic or foreign (each, a "Governmental Authority") or (ii) in breach of or default under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other material agreement or instrument to which any of them is a party or by which any of them or their respective property is bound (collectively, "Applicable Agreements"). All material Applicable Agreements are in full force and effect and are legal, valid and binding obligations of the Company, the Parent or their respective Subsidiaries, as applicable, or, to the Company's knowledge, the other parties thereto. There exists no condition that, with the passage of time or otherwise, would constitute (a)(i) a violation of such Charter Documents or (ii) Applicable Law, (b) a breach of or default under any Applicable Agreement or (c) result in the imposition of any penalty or the acceleration of any indebtedness other than in the case of clauses (a)(ii), (b) and (c) as would reasonably be expected, individually or in the aggregate, not to have a Material Adverse Effect.

        (m)  Neither the execution, delivery or performance of the Documents nor the consummation of any transactions contemplated therein will conflict with, violate, constitute a breach of or a default (with the passage of time or otherwise) under, require the consent of any person (other than consents already obtained and in full force and effect or the Approvals) under, result in the imposition of a Lien on any assets of the Company or any of its Subsidiaries (except for Liens created pursuant to the Documents), or result in an acceleration of indebtedness under or pursuant to (i) the Charter Documents, (ii) any material Applicable Agreement, or (iii) any Applicable Law. After consummation of the Offering and the transactions contemplated in the Documents, no Default or Event of Default under the Indenture will exist.

        (n)   When executed and delivered, the Documents will conform in all material respects to the descriptions thereof in the Final Offering Circular.

        (o)   No consent, approval, authorization or order of any Governmental Authority or third party is required for the issuance and sale by the Company of the Notes to the Initial Purchaser or the consummation by the Company and the Guarantors of the other transactions contemplated hereby, except such as have been obtained (and are in full force and effect) and except for the Approvals and the approval of regulatory authorities in connection with the granting of the lien on the assets of one or more of the Guarantors and the exercise of remedies in respect of the lien and security interest granted pursuant to the Security Documents, and such as may be required under state securities or "Blue Sky" laws in connection with the purchase and resale of the Notes by the Initial Purchaser.

        (p)   There is no action, claim, suit, demand, hearing, notice of violation or deficiency, or proceeding, domestic or foreign (collectively, "Proceedings"), pending or, to the knowledge of the Company, the Parent or any of their respective Subsidiaries, threatened, that either (i) seeks to restrain, enjoin, prevent the consummation of, or otherwise challenge any of the Documents or any of the transactions contemplated therein, or (ii) except as disclosed in the Final Offering Circular, would, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Final Offering Circular, neither the Company, the Parent, nor any of their respective Subsidiaries, is subject to any judgment, order, decree, rule or regulation of any Governmental Authority that would, individually or in the aggregate, have a Material Adverse Effect. No injunction or order has been issued and no Proceeding is pending or, to the knowledge of the Company, the Parent or any of their respective Subsidiaries, threatened that (i) asserts that the offer, sale and delivery of the Notes to the Initial Purchaser pursuant to this Agreement or the initial resale of the Notes by the Initial Purchaser in the manner contemplated by this Agreement is subject to the registration requirements of the Act, or (ii) would prevent or suspend the issuance or sale of the Notes, including the Exempt Resales, or the use of the Preliminary Offering Circular, the Final Offering Circular, or any amendment or supplement thereto, in any jurisdiction.

        (q)   Each of the Company and its Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now or proposed to be conducted as set forth in the Final Offering Circular ("Permits"), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect and except for the Approvals; each of the Company and its Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and neither the Company nor any of its Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as disclosed in the Final Offering Circular or except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

        (r)   Each of the Parent and its Subsidiaries has good and marketable title to all real property owned by it and good title to all personal property owned by it and good and indefeasible title to all leasehold estates in real and personal property being leased by it and, as of the Closing Date, will be free and clear of all Liens (other than Permitted Liens). The assets of each of the Parent and its Subsidiaries include all of the assets and properties necessary or required in, or otherwise material to, the conduct of the businesses of each of them as currently conducted, and upon completion of the Acquisition, as proposed to be conducted (as described in the Final Offering Circular), and such assets are in good working condition, except where the failure of such assets to be in working condition would not, individually or in the aggregate, have a Material Adverse Effect.

        (s)   All Tax returns required to be filed by the Company, the Parent and each of their respective Subsidiaries have been filed, or valid extensions have been granted, and all such returns that have been filed are true, complete, and correct in all material respects. Except as disclosed in the Offering Circular, all material Taxes that are due from the Company, the Parent and their respective Subsidiaries have been paid other than those (i) currently payable without penalty or interest or (ii) being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles of the United States, consistently applied ("GAAP"). Except as disclosed in the Offering Circular, there are no actual or proposed Tax assessments against the Company, the Parent or any of their respective Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect. The accruals and reserves on the books and records of the Company, the Parent and their respective Subsidiaries in respect of any material Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period. For purposes of this Agreement, the term "Tax" and "Taxes" shall mean all Federal, state, local and foreign taxes, and other assessments of a similar nature

(whether imposed directly or through withholding), including, without limitation, any interest, additions to tax, or penalties applicable thereto.

        (t)    Each of the Company and its Subsidiaries owns, or is licensed under, and has the right to use, all patents, patent rights, licenses, inventions, copyrights, know-how (including, without limitation, trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, "Intellectual Property") necessary for the conduct of its businesses and, as of the Closing Date, will be free and clear of all Liens, other than Permitted Liens. Neither the Parent nor any Subsidiary has received any claims or notices of any potential claim asserted by any person challenging the use of any such Intellectual Property by the Parent or any of its Subsidiaries or questioning the validity or effectiveness of the Intellectual Property or any license or agreement related thereto and neither the Parent nor any Subsidiary has any knowledge of any facts or circumstances that would reasonably be expected to result in any such claim or potential claim. There is no valid basis for any such claim, other than any claims that would not, individually or in the aggregate, have a Material Adverse Effect. The use of such Intellectual Property by the Company or any of its Subsidiaries will not infringe on the Intellectual Property rights of any other person.

        (u)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorization, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

        (v)   The audited consolidated financial statements and related notes of the Parent and its Subsidiaries contained in the Final Offering Circular (the "Financial Statements") present fairly the financial position, results of operations and cash flows of the Parent and its consolidated Subsidiaries, as of the respective dates and for the respective periods to which they apply and have been prepared in accordance with GAAP and the requirements of Regulation S-X of the Act. The financial data set forth under "Summary Consolidated Historical and Pro Forma Financial and Other Data" and "Selected Consolidated Financial and Other Data" included in the Final Offering Circular have been prepared on a basis consistent with that of the Financial Statements and present fairly the financial position and results of operations of the Parent and its consolidated Subsidiaries as of the respective dates and for the respective periods indicated. All other financial, statistical, and market and industry-related data included in the Final Offering Circular are fairly and accurately presented and are based on or derived from sources that the Company believes to be reliable and accurate. Ernst & Young LLP ("E&Y") are independent public accountants with respect to the Parent and the Company.

        (w)  The pro forma financial information and the related notes of Parent and its Subsidiaries set forth in the Final Offering Circular include assumptions that were made in good faith and provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein. The related pro forma adjustments give appropriate effect to those assumptions and the pro forma adjustments reflect the proper application of those adjustments to the historical financial statement amounts in the pro forma financial data included in the Final Offering Circular. The pro forma financial data set forth under "Summary Consolidated Historical and Pro Forma Financial and Other Data" and "Unaudited Pro Forma Consolidated Financial Information" in the Final Offering Circular comply as to form in all material respects with the applicable accounting requirements of Regulation S-X under the Act and the pro forma adjustments have been properly applied to the historical amounts in the compilation of those statements.

        (x)   Subsequent to the respective dates as of which information is given in the Final Offering Circular, except as disclosed in the Final Offering Circular, (i) neither the Parent nor any of its Subsidiaries has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to the Parent and its Subsidiaries, taken as a whole, or has entered into any transactions not in the ordinary course of business and (ii) there has not been any material decrease in the Capital Stock or any material increase in long-term indebtedness or any material increase in short-term indebtedness of the Parent and its Subsidiaries, or any payment of or declaration to pay any dividends or any other distribution with respect to the Parent. There has not been any material adverse change in the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole (each of clauses (i) and (ii) in the immediately preceding sentence and the events in this sentence, a "Material Adverse Change"), since December 31, 2003. To the knowledge of the Company after due inquiry, there is no event that is reasonably likely to occur, which if it were to occur, would, individually or in the aggregate, have a Material Adverse Effect, except such events that have been adequately disclosed in the Final Offering Circular.

        (y)   No "nationally recognized statistical rating organization" (as such term is defined for purposes of Rule 436(g)(2) under the Act) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company retaining any rating assigned to the Company or any of its Subsidiaries or to any securities of the Company or any of its Subsidiaries, or (ii) has indicated to the Company that it is considering (A) the downgrading, suspension, or withdrawal of, or any review for a possible change that does not indicate the direction of the possible change in, any rating so assigned, or (B) any change in the outlook for any rating of the Company or any of its Subsidiaries or any securities of the Company or any of its Subsidiaries.

        (z)   All indebtedness represented by the Notes is being incurred for proper purposes and in good faith. On the Closing Date, each of the Company and the Guarantors (i) will be solvent, (ii) will have sufficient capital with which to conduct the business it is presently conducting and presently anticipates conducting and (iii) will be able to pay its debts as they mature.

        (aa) Except as disclosed in the Final Offering Circular and as it relates to the Initial Purchaser, the Company has not and, to its knowledge after due inquiry, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Notes, (ii) sold, bid for, purchased, or paid anyone any compensation for soliciting purchases of, any of the Notes, or (iii) except as disclosed in the Final Offering Circular, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

        (bb) Without limiting any provision herein, no registration under the Act and no qualification of the Indenture under the TIA is required for the sale of the Notes to the Initial Purchaser as contemplated hereby or for the Exempt Resales, assuming (i) that the purchasers in the Exempt Resales are QIBs or Accredited Investors or non-U.S. persons and (ii) the accuracy of the Initial Purchaser's representations contained herein regarding the absence of general solicitation in connection with the sale of the Notes to the Initial Purchaser and in the Exempt Resales.

        (cc) The Notes are eligible for resale pursuant to Rule 144A under the Act and no other securities of the Company are of the same class (within the meaning of Rule 144A under the Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or quoted in a U.S. automated inter-dealer quotation system. No securities of the Company of the same class as the Notes have been offered, issued or sold by the Company or any of its Affiliates within the six-month period immediately prior to the date hereof.

        (dd) Neither the Company nor any of its Affiliates or other persons acting on behalf of the Company has offered or sold the Notes by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Notes sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act, and the Company, each Affiliate of the Company and each other person acting on behalf of the Company have complied with and will implement the "offering restrictions" within the meaning of such Rule 902; provided, that no representation is made in this subsection with respect to the actions of the Initial Purchaser.

        (ee) Each of the Company, the Parent, their respective Subsidiaries, and each ERISA Affiliate has fulfilled its obligations, if any, under the minimum funding standards of Section 302 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to each "pension plan" (as defined in Section 3(2) of ERISA), subject to Section 302 of ERISA which the Company, the Parent, their respective Subsidiaries, or any ERISA Affiliate sponsors or maintains, or with respect to which it has (or within the last three years had) any obligation to make contributions, and each such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the Code (as defined below). Neither the Company, the Parent or their respective Subsidiaries, nor any ERISA Affiliate has incurred any material unpaid liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan under Title IV of ERISA. "ERISA Affiliate" means a corporation, trade or business that is, along with the Company, the Parent or any of their respective Subsidiaries, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 4001 of ERISA.

        (ff)  (i) Except as disclosed in the Final Offering Circular, neither the Company nor the Guarantors is party to or bound by any collective bargaining agreement with any labor organization; (ii) there is no union representation question existing with respect to the employees of the Company or the Guarantors, and, to the knowledge of the Company after due inquiry, no union organizing activities are taking place; (iii) to the Company's knowledge, no union organizing or decertification efforts are underway or threatened against the Company or the Guarantors; (iv) no labor strike, work stoppage, slowdown, or other material labor dispute is pending against the Company or the Guarantors, or, to the knowledge of the Company or the Guarantors, after due inquiry, threatened against the Company or the Guarantors; (v) there is no worker's compensation liability, experience or matter that could be reasonably expected to have a Material Adverse Effect; (vi) to the knowledge of the Company and the Guarantors, after due inquiry, there is no threatened or pending liability against the Company or the Guarantors pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), or any similar state or local law; (vii) there is no employment-related charge, complaint, grievance, investigation, unfair labor practice claim, or inquiry of any kind, pending against the Company or the Guarantors that could, individually or in the aggregate, have a Material Adverse Effect; (viii) to the knowledge of the Company and the Guarantors, after due inquiry, no employee or agent of the Company or the Guarantors has committed any act or omission giving rise to liability for any violation identified in subsection (vi) and (vii) above, other than such acts or omissions that would not, individually or in the aggregate, have a Material Adverse Effect; and (ix) no term or condition of employment exists through arbitration awards, settlement agreements, or side agreements that is contrary to the express terms of any applicable collective bargaining agreement.

        (gg) None of the transactions contemplated in the Documents or the application by the Company or any of its Subsidiaries of the proceeds of the Notes will violate or result in a violation of Section 7 of the Exchange Act, (including, without limitation, Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System).

        (hh) Neither the Company nor any of its Subsidiaries is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act"); and neither the Company nor any of its Subsidiaries is or, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Final Offering Circular, will be an "investment company" as defined in the Investment Company Act.

        (ii)   The Company has not engaged any broker, finder, commission agent or other person (other than the Initial Purchaser) in connection with the Offering or any of the transactions contemplated in the Documents, and the Company is not under any obligation to pay any broker's fee or commission in connection with such transactions (other than commissions or fees to the Initial Purchaser).

        (jj)   Except as disclosed in the Final Offering Circular, each of the Company, the Parent and their respective Subsidiaries (i) is in compliance with all applicable foreign, Federal, state and local laws and regulations relating to the protection of the environment or hazardous or toxic substances of wastes, pollutants or contaminants ("Environmental Laws"), (ii) has received and is in compliance with all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct their respective businesses and (iii) has not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, in each case except where such non-compliance with Environmental Laws, failure to receive and comply with required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business. Except as disclosed in the Final Offering Circular, neither the Company, the Parent nor any of their respective Subsidiaries has been named as a "potentially responsible party" under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

        (kk) As of the Closing Date, there will be no encumbrances or restrictions on the ability of any Subsidiary of the Company (x) to pay dividends or make other distributions on such Subsidiary's Capital Stock or to pay any indebtedness to the Company or any other Subsidiary of the Company, (y) to make loans or advances or pay any indebtedness to, or investments in, the Company or any other Subsidiary of the Company or (z) to transfer any of its property or assets to the Company or any other Subsidiary of the Company.

        (ll)   Each certificate signed by any officer of the Company, or any Subsidiary thereof, delivered to the Initial Purchaser shall be deemed a representation and warranty by the Company or any such Subsidiary thereof (and not individually by such officer) to the Initial Purchaser with respect to the matters covered thereby.

        (mm) Each of the Company and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. All policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. The Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects, and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. Neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, individually or in the aggregate, have a Material Adverse Effect.

        (nn) As of the Closing Date, except with respect to Permitted Liens, there will be no currently effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or any Domestic Restricted Subsidiary or any rights thereunder other than such filings which will be released in connection with the termination of the Existing Credit Agreement.

        (oo) (a) The security interest of the Collateral Agent in the Collateral (as defined in the Collateral Agreements) is a valid and enforceable perfected security interest, which security interest is superior to and prior to the rights of all third persons other than holders of Permitted Liens.

                (b) As of the Closing Date, except with respect to Permitted Liens, there will be no currently effective financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future Lien on, or security interest in, any assets or property of the Company or the Guarantors or any rights thereunder.

        (pp) When executed and delivered to the Trustee on the Closing Date the security interest created by the Escrow Agreement will grant and create a valid and enforceable security interest in favor of the Trustee for the benefit of the holders of Notes in the Escrow Account, all deposits therein and all proceeds thereof (the "Escrow Collateral"), which security interests will secure the repayment of the Notes and upon filing of the Uniform Commercial Code financing statements duly authorized by the Company and specifically identified in the Escrow Agreement or a schedule thereto, the Escrow Agreement shall constitute a fully perfected Lien on, and a security interest in, all right, title and interest of the Company in the Escrow Collateral prior and superior in right to any other person.

        (qq) Eschelon Telecom, Inc. ("Parent") has all requisite corporate power and authority to execute, deliver and perform its obligations under the Stock Purchase Agreement dated as of October 13, 2004 (the "Acquisition Agreement") between Parent and Advanced TelCom Group, Inc ("Target"). The Acquisition Agreement has been duly and validly authorized by Parent, constitutes a legal, valid and binding obligation of Parent and is in full force and effect. The Acquisition Agreement conforms in all material respects to the descriptions thereof in the Final Offering Circular.

        5.     Covenants of the Company.    The Company, on behalf of itself and its Subsidiaries, hereby agrees:

        (a)   To (i) advise the Initial Purchaser promptly after obtaining knowledge (and, if requested by the Initial Purchaser, confirm such advice in writing) of (A) the issuance by any state securities commission of any stop order suspending the qualification or exemption from qualification of any of the Notes for offer or sale in any jurisdiction, or the initiation of any proceeding for such purpose by any state securities commission or other regulatory authority, or (B) the happening of any event that makes any statement of a material fact made in the Final Offering Circular untrue or that requires the making of any additions to or changes in the Final Offering Circular in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) use its reasonable best efforts to prevent the issuance of any stop order or order suspending the qualification or exemption from qualification of any of the Notes under any state securities or Blue Sky laws, and (iii) if at any time any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of any of the Notes under any such laws, use its reasonable best efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

        (b)   To (i) furnish the Initial Purchaser, without charge, as many copies of the Final Offering Circular, and any amendments or supplements thereto, as the Initial Purchaser may reasonably request, and (ii) promptly prepare, upon the Initial Purchaser's reasonable request, any amendment or supplement to the Final Offering Circular that the Initial Purchaser, upon advice of legal counsel, determines may be necessary in connection with Exempt Resales (and the Company hereby consents to the use of the Preliminary Offering Circular and the Final Offering Circular, and any amendments and supplements thereto, by the Initial Purchaser in connection with Exempt Resales).

        (c)   Not to amend or supplement the Final Offering Circular prior to the Closing Date unless the Initial Purchaser shall previously have been advised thereof and shall have provided a written consent thereto, which consent shall not be unreasonably withheld.

        (d)   So long as the Initial Purchaser shall hold any of the Notes, (i) if any event shall occur as a result of which, in the reasonable judgment of the Company or the Initial Purchaser, it becomes necessary or advisable to amend or supplement the Final Offering Circular in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it is necessary to amend or supplement the Final Offering Circular to comply with Applicable Law, to prepare, at the expense of the Company, an appropriate amendment or supplement to the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchaser, as evidenced by their written consent thereto, which consent shall not be unreasonably withheld) so that (A) as so amended or supplemented, the Final Offering Circular will not include an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Final Offering Circular will comply with Applicable Law and (ii) if in the reasonable judgment of the Company or the Initial Purchaser it becomes necessary or advisable to amend or supplement the Final Offering Circular so that the Final Offering Circular will contain all of the information specified in, and meet the requirements of, Rule 144A(d)(4) of the Act, to prepare an appropriate amendment or supplement to the Final Offering Circular (in form and substance reasonably satisfactory to the Initial Purchaser, as evidenced by their written consent thereto, which consent shall not be unreasonably withheld) so that the Final Offering Circular, as so amended or supplemented, will contain the information specified in, and meet the requirements of, such Rule.

        (e)   To cooperate with the Initial Purchaser and the Initial Purchaser's counsel in connection with the qualification of the Notes under the securities or Blue Sky laws of such jurisdictions as the Initial Purchaser may request and continue such qualification in effect so long as reasonably required for Exempt Resales.

        (f)    Whether or not the Offering or any of the transactions contemplated under the Documents are consummated or this Agreement is terminated, to pay (i) all costs, expenses, fees and taxes incidental to and in connection with: (A) the preparation, printing and distribution of the Preliminary Offering Circular and the Final Offering Circular and all amendments and supplements thereto (including, without limitation, financial statements and exhibits), and all other agreements, memoranda, correspondence and other documents prepared and delivered in connection herewith, (B) the negotiation, printing, processing and distribution (including, without limitation, word processing and duplication costs) and delivery of, each of the Documents, (C) the preparation, issuance and delivery of the Notes, (D) the qualification of the Notes for offer and sale under the securities or Blue Sky laws of the several states (including, without limitation, the fees and disbursements of the Initial Purchaser's counsel relating to such registration or qualification), (E) furnishing such copies of the Preliminary Offering Circular and the Final Offering Circular, and all amendments and supplements thereto, as may reasonably be requested for use by the Initial Purchaser and (F) the performance of the Company's obligations under the Registration Rights Agreement, including but not limited to the Exchange Offer, the Exchange Offer Registration Statement and any Shelf Registration Statement, (ii) all reasonable fees and expenses of the counsel, accountants and any other experts or advisors retained by the Company, (iii) all expenses and listing fees in connection with the application for quotation of the Notes on the Private Offerings, Resales and Trading Automated Linkages ("PORTAL") market, (iv) all fees and expenses (including reasonable fees and expenses of counsel) of the Company in connection with approval of the Notes by DTC for "book-entry" transfer, (v) all fees charged by rating agencies in connection with the rating of the Notes, (vi) all fees and expenses (including reasonable fees and expenses of counsel) of the Trustee and the Collateral Agent and all sub-collateral agents, (vii) all fees and expenses in connection with the creation and perfection of the security interests under each of the Collateral Agreements (including, without limitation, filing and recording fees, search fees, taxes and costs of title policies), (viii) all fees, disbursements and out-of-pocket expenses incurred by the Initial Purchaser in connection with its services to be rendered hereunder including, without limitation, the fees and disbursements of Mayer, Brown Rowe & Maw LLP, counsel to the Initial Purchaser, travel and lodging expenses, word processing charges, messenger and duplicating services, facsimile expenses and other customary expenditures and (ix) all fees and expenses of the Escrow Agent and the Escrow Agent's counsel in connection with the Escrow Agreement and the Escrow Account.

        (g)   To use the proceeds of the Offering in the manner described in the Final Offering Circular under the caption "Use of Proceeds."

        (h)   To do and perform all things required to be done and performed under the Documents.

        (i)    Not to, and to ensure that no "affiliate" (as defined in Rule 501(b) of the Act) of the Company will, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any "security" (as defined in the Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Act of the sale to the Initial Purchaser or to the Subsequent Purchasers of the Notes.

        (j)    For so long as any of the Notes remain outstanding, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, to make available, upon request to any owner of the Notes in connection with any sale thereof and any prospective Subsequent Purchasers of such Notes from such owner, the information required by Rule 144A(d)(4) under the Act.

        (k)   To comply with the representation letter of the Company to DTC relating to the approval of the Notes by DTC for "book entry" transfer.

        (l)    To use its reasonable best efforts to effect the inclusion of the Notes in PORTAL and to use its reasonable best efforts to maintain the listing of the Notes on PORTAL for so long as the Notes are outstanding.

        (m)  For so long as the Initial Purchaser shall hold any of the Notes, to furnish to the Initial Purchaser copies of all reports and other communications (financial or otherwise) furnished by the Company to the Trustee or to the holders of the Notes and, as soon as available, copies of any reports or financial statements furnished to or filed by the Company with the SEC or any national securities exchange on which any class of securities of the Company may be listed.

        (n)   Except in connection with the Exchange Offer or the filing of the Shelf Registration Statement, not to, and not to authorize or permit any person acting on its behalf to, (i) distribute any offering material in connection with the offer and sale of the Notes other than the Preliminary Offering Circular and the Final Offering Circular and any amendments and supplements to the Final Offering Circular prepared in compliance with this Agreement, or (ii) solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising (including, without limitation, as such terms are used in Regulation D under the Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Act.

        (o)   During the two year period after the Closing Date (or such shorter period as may be provided for in Rule 144(k) under the Act, as the same may be in effect from time to time), to not, and to not permit any current or future Subsidiaries of either the Company or any other "affiliates" (as defined in Rule 144A under the Act) controlled by the Company to, resell any of the Notes which constitute

"restricted securities" under Rule 144 that have been reacquired by the Company, any current or future Subsidiaries of the Company or any other "affiliates" (as defined in Rule 144A under the Act) controlled by the Company, except pursuant to an effective registration statement under the Act.

        (p)   To pay all stamp, documentary and transfer taxes and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Notes or the sale thereof to the Initial Purchaser.

        6.     Representations and Warranties of the Initial Purchaser; Resales by Initial Purchaser.    Each Initial Purchaser represents, warrants and agrees with the Company that:

        (a)   It is a QIB and an Accredited Investor and it will offer the Notes for resale only upon the terms and conditions set forth in this Agreement and in the Final Offering Circular.

        (b)   It is not acquiring the Notes with a view to any distribution thereof that would violate the Act or the securities laws of any state of the United States or any other applicable jurisdiction. In connection with the Exempt Resales, it will solicit offers to buy the Notes only from, and will offer and sell the Notes only to, (A) persons reasonably believed by the Initial Purchaser to be QIBs or (B) persons reasonably believed by the Initial Purchaser to be Accredited Investors or (C) non-U.S. persons reasonably believed by the Initial Purchaser to be a purchaser referred to in Regulation S under the Act; provided, however, that in purchasing such Notes, such persons are deemed to have represented and agreed as provided under the caption "Notice to Investors" contained in the Final Offering Circular. In connection with any offers or sales of the Notes to non-U.S. persons:

          (i)    The Notes have not been registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Act or pursuant to another exemption from the registration requirements of the Act.

          (ii)   It has offered the Notes, and will offer and sell the Notes (A) as part of its distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date (the "Distribution Compliance Period"), only in accordance with Rule 903 of Regulation S under the Act or as otherwise permitted under this Section 6. Accordingly, neither it, its affiliates nor any persons acting on its or their behalf, has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Notes, and it and they have complied and will comply with the offering restrictions requirement of Regulation S. It agrees that at or prior to confirmation of sale of Notes to persons outside the U.S., it will send to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the Distribution Compliance Period a confirmation or notice stating that such purchaser is subject to the same restrictions on offers or sales as set forth in this Section 6.

          (iii)  (a) It has not offered or sold and, prior to the date six months after the date of issue of the Notes, will not offer or sell any Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (c) it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any indication or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to it.

          (iv)  It will not offer, sell or deliver any of the Notes in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Notes in such jurisdictions; and

          (v)   It understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose.

        (c)   No form of general solicitation or general advertising in violation of the Act has been or will be used nor will any offers in any manner involving a public offering within the meaning of Section 4(2) of the Act or, with respect to Notes to be sold in reliance on Regulation S, by means of any directed selling efforts be made by such Initial Purchaser or any of its representatives in connection with the offer and sale of any of the Notes.

        (d)   The Initial Purchaser will deliver to each Subsequent Purchaser of the Notes, in connection with its original distribution of the Notes, a copy of the Final Offering Circular, as amended and supplemented at the date of such delivery.

        7.     Conditions.    The obligations of the Initial Purchaser to purchase the Notes under this Agreement are subject to the satisfaction of each of the following conditions or waiver thereof by the Initial Purchaser:

        (a)   All the representations and warranties of the Company and its Subsidiaries contained in this Agreement and in each of the Documents shall be true and correct as of the date hereof and at the Closing Date. On or prior to the Closing Date, the Company and each other party to the Documents (other than the Initial Purchaser) shall have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents (other than conditions to be satisfied by such other parties, which the failure to so satisfy would not, individually or in the aggregate, have a Material Adverse Effect).

        (b)   No injunction, restraining order or order of any nature by a Governmental Authority shall have been issued as of the Closing Date that would prevent or materially interfere with the consummation of the Offering or any of the transactions contemplated under the Documents; and no stop order suspending the qualification or exemption from qualification of any of the Notes in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or, to the knowledge of the Company after due inquiry, be pending or contemplated as of the Closing Date.

        (c)   No action shall have been taken and no Applicable Law shall have been enacted, adopted or issued that would, as of the Closing Date, prevent the consummation of the Offering or any of the transactions contemplated under the Documents. No Proceeding shall be pending or, to the knowledge of the Company after due inquiry, threatened other than Proceedings that (A) if adversely determined would not, individually or in the aggregate, adversely affect the issuance or marketability of the Notes, and (B) would not, individually or in the aggregate, have a Material Adverse Effect, except as disclosed in the Final Offering Circular.

        (d)   Subsequent to the respective dates as of which data and information is given in the Final Offering Circular, there shall not have been any Material Adverse Change.

        (e)   The Notes shall have been designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL market.

        (f)    On or after the date hereof, (i) there shall not have occurred any downgrading, suspension or withdrawal of, nor shall any notice have been given of any potential or intended downgrading, suspension or withdrawal of, or of any review (or of any potential or intended review) for a possible change that does not indicate the direction of the possible change in, any rating of the Company or any securities of the Company (including, without limitation, the placing of any of the foregoing ratings on credit watch with negative or developing implications or under review with an uncertain direction) by any "nationally recognized statistical rating organization" as such term is defined for purposes of Rule 436(g)(2) under the Act, (ii) there shall not have occurred any change, nor shall any notice have been given of any potential or intended change, in the outlook for any rating of the Company or any securities of the Company by any such rating organization and (iii) no such rating organization shall have given notice that it has assigned (or is considering assigning) a lower rating to the Notes than that on which the Notes were marketed.

        (g)   The Initial Purchaser shall have received on the Closing Date:

          (i)    certificates dated the Closing Date, signed by (1) the Chief Executive Officer and (2) the principal financial or accounting officer of the Company, on behalf of the Company, to the effect that (a) the representations and warranties set forth in Section 4 hereof and in each of the Documents, are true and correct in all respects, as of the date hereof and at the Closing Date, (b) the Company and each other party to the Documents (other than the Initial Purchaser) have performed or complied with all of the agreements and satisfied all conditions on their respective parts to be performed, complied with or satisfied pursuant to the Documents (other than conditions to be satisfied by such other parties, which failure to satisfy would not, individually or in the aggregate, have a Material Adverse Effect), (c) at the Closing Date or since the date of the most recent financial statements in the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), other than as disclosed in the Final Offering Circular or contemplated hereby, no event or events have occurred, no information has become known nor does any condition exist that, individually or in the aggregate, would have a Material Adverse Effect, (d) since the date of the most recent financial statements in the Final Offering Circular (exclusive of any amendment or supplement thereto after the date hereof), other than as disclosed in the Final Offering Circular or contemplated hereby, neither the Company nor any Subsidiary of the Company has incurred any liabilities or obligations, direct or contingent, not in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, or entered into any transactions not in the ordinary course of business that are material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and its Subsidiaries, taken as a whole, and there has not been any change in the Capital Stock or long-term indebtedness of the Company or any Subsidiary of the Company that is material to the business, condition (financial or otherwise) or results of operations or prospects of the Company and its Subsidiaries, taken as a whole, and (e) the sale of the Notes has not been enjoined (temporarily or permanently).

          (ii)   a certificate, dated the Closing Date, executed by the Secretary of the Company and the Guarantors, certifying such matters as the Initial Purchaser may reasonably request.

          (iii)  a certificate of solvency, dated the Closing Date, executed by the principal financial or accounting officer of the Company substantially in a form satisfactory to the Initial Purchaser.

          (iv)  the opinion of Piper Rudnick LLP, counsel to the Company, and local counsel for the Company and the Guarantors, dated the Closing Date, in form reasonably satisfactory to the Initial Purchaser covering such matters as are customarily covered in such opinions.

          (v)   an opinion, dated the Closing Date, of Mayer, Brown, Rowe & Maw LLP, counsel to the Initial Purchaser, in form satisfactory to the Initial Purchaser covering such matters as are customarily covered in such opinions.

        (h)   The Initial Purchaser shall have received (I) from E&Y, independent auditors, with respect to the Company, (A) a customary comfort letter, dated the date of the Final Offering Circular, in form and substance reasonably satisfactory to the Initial Purchaser, with respect to the financial statements and certain financial information contained in the Final Offering Circular, and (B) a customary "bring down" comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser, to the effect that E&Y reaffirms the statements made in its letter furnished pursuant to clause (I)(A) above and (II) from KPMG LLP, independent auditors, with respect to Target, (A) a customary comfort letter, dated the date of the Final Offering Circular, in form and substance reasonably satisfactory to the Initial Purchaser, with respect to the financial statements and certain financial information contained in the Final Offering Circular relating to Target, and (B) a customary "bring down" comfort letter, dated the Closing Date, in form and substance reasonably satisfactory to the Initial Purchaser, to the effect that E&Y reaffirms the statements made in its letter furnished pursuant to clause (II)(A) above.

        (i)    Each of the Documents shall have been executed and delivered by all parties thereto, and the Initial Purchaser shall have received a fully executed original of each Document.

        (j)    The Initial Purchaser shall have received copies of all opinions, certificates, letters and other documents delivered under or in connection with the Offering or any transaction contemplated in the Documents.

        (k)   The Initial Purchaser shall have received the Final Offering Circular, and the terms of each Document shall conform in all material respects to the description thereof in the Final Offering Circular.

        (l)    None of the parties to any of the Documents are in breach or default in any material respect under their respective obligations thereunder.

        (m)  The Collateral Agent and its counsel shall be satisfied that, concurrent with the purchase of the Notes hereunder by the Initial Purchaser, (i) the Lien granted to the Collateral Agent, for the benefit of the Secured Parties in the collateral is of the priority described in the Final Offering Circular; and (ii) no Lien exists on any of the collateral other than the Lien created in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to a Collateral Agreement, in each case subject to the Permitted Liens.

        (n)   All information certified to by an officer of the Company in the Perfection Certificate, to be dated as of the Closing shall be true and correct as of the Closing Date.

        (o)   The Company shall have deposited all of the gross proceeds received from the Offering into the Escrow Account, together with sufficient cash to yield the Escrow Redemption Price, plus accrued but unpaid interest to, but excluding, the Escrow Redemption Date (both as defined in the Offering Circular and for purposes of this Section 7(o), assuming an Escrow Redemption Date of January 31, 2005) for all of the Notes and shall have provided to the Initial Purchaser evidence thereof reasonably satisfactory to the Initial Purchaser.

        (p)   The Company shall have paid all fees payable to the Initial Purchaser under Section 3 hereof.

        8.     Indemnification and Contribution.

        (a)   The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless the Initial Purchaser, and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities of any kind to which, jointly or severally, the Initial Purchaser or such controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

          (i)    any untrue statement or alleged untrue statement of any material fact contained in any Offering Circular or any amendment or supplement thereto; or

          (ii)   the omission or alleged omission to state, in any Offering Circular or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

including any losses, claims, damages or liabilities arising out of or based upon the Company's failure to perform its obligations under Sections 5(b) and 5(c), and, subject to the provisions hereof, will reimburse, as incurred, the Initial Purchaser and each such controlling person for any legal or other expenses reasonably incurred by the Initial Purchaser or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action in respect thereof; provided, however, neither the Company nor the Guarantors will be liable in any such case to the extent (but only to the extent) that any such loss, claim, damage or liability is finally judicially determined by a court of competent jurisdiction in a final, unappealable judgment, to have resulted solely from any untrue statement or alleged untrue statement or omission or alleged omission made in any Offering Circular or any amendment or supplement thereto in reliance upon and in conformity with the Initial Purchaser Information. This indemnity agreement will be in addition to any liability that the Company may otherwise have to the indemnified parties. This indemnity, as to the Preliminary Offering Circular, shall not inure to the benefit of the Initial Purchaser (or any person controlling the Initial Purchaser) on account of any loss, claim, damage or liability arising from the sale of Notes to any person by the Initial Purchaser if the Initial Purchaser failed to send or give a copy of the Final Offering Circular (as the same may be supplemented or amended) to such person at or prior to the written confirmation of the sale of the Notes to such person, and the untrue statement or alleged untrue statement or omission or alleged omission of a material fact in such Preliminary Offering Circular was corrected in the Final Offering Circular, unless such failure resulted from noncompliance by the Company or the Guarantors with Section 5(b).

        (b)   The Initial Purchaser agrees to indemnify and hold harmless each of the Company, the Guarantors, and their respective directors, officers and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities of any kind to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are finally judicially determined by a court of competent jurisdiction in a final, unappealable judgment, to have resulted solely from (i) any untrue statement or alleged untrue statement of any material fact contained in any Offering Circular or any amendment or supplement thereto or (ii) the omission or the alleged omission to state therein a material fact required to be stated in any Offering Circular or any amendment or supplement thereto or necessary to make the statements therein not misleading, in each case to the extent (but only to the extent) that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with the Initial Purchaser Information; and, subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company or the Guarantors or any of their respective directors, officers or controlling persons in connection with any such loss, claim, damage, liability or action in respect thereof. This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have to such indemnified parties.

        (c)   As promptly as reasonably practical after receipt by an indemnified party under this Section 8 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 8, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve such indemnifying party from any liability under paragraph (a) or (b) above unless and only to the extent it is materially prejudiced as a result thereof and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) and (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have been advised by counsel in writing that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, or (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel to defend such action on behalf of such indemnified party or parties at the expense of the indemnifying party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Initial Purchaser in the case of paragraph (a) of this Section 8 or the Company or the Guarantors in the case of paragraph (b) of this Section 8, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions) or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 8, in which case the indemnified party may effect such a settlement without such consent.

        (d)   No indemnifying party shall be liable under this Section 8 for any settlement of any claim or action (or threatened claim or action) effected without its written consent, which shall not be unreasonably withheld, but if a claim or action is settled with its written consent, or if there be a final judgment for the plaintiff with respect to any such claim or action, each indemnifying party, jointly and severally, agrees, subject to the exceptions and limitations set forth above, to indemnify and hold harmless each indemnified party from and against any and all losses, claims, damages or liabilities (and legal and other expenses as set forth above) incurred by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld), effect any settlement or compromise of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party, or indemnity could have been sought hereunder by the indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of the indemnified party.

        (e)   In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 8 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contributions, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties, on the one hand, and the indemnified party, on the other, from the Offering or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties, on the one hand, and the indemnified party, on the other, in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company or the Guarantors, on the one hand, and the Initial Purchaser, on the other, shall be deemed to be in the same proportion as the total proceeds from the Offering (before deducting expenses) received by the Company bear to the total discounts, commissions and fees received by the Initial Purchaser. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Guarantors, on the one hand, or the Initial Purchaser, on the other, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omissions, and any other equitable considerations appropriate in the circumstances.

        (f)    The Company, the Guarantors and the Initial Purchaser agree that it would not be equitable if the amount of such contribution determined pursuant to the immediately preceding paragraph (e) were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of the immediately preceding paragraph (e). Notwithstanding any other provision of this Section 8, the Initial Purchaser shall not be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions, fees and other compensation received by such Initial Purchaser under this Agreement less the aggregate amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of the immediately preceding paragraph (e), each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Initial Purchaser, and each director and officer of the Company or the Guarantors and each person, if any, who controls the Company or the Guarantors within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company and the Guarantors.

        9.     Termination.    The Initial Purchaser may terminate this Agreement at any time on or prior to the Closing Date by written notice to the Company if any of the following has occurred:

        (a)   since the date hereof, any Material Adverse Effect or development involving or reasonably expected to result in a prospective Material Adverse Effect that could, in the Initial Purchaser's reasonable judgment, be expected to (i) make it impracticable or inadvisable to proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Final Offering Circular, or (ii) materially impair the investment quality of any of the Notes;

        (b)   the failure of the Company to satisfy the conditions contained in Section 7 hereof on or prior to the Closing Date;

        (c)   any outbreak or escalation of hostilities or other national or international calamity or crisis, including acts of terrorism, or material adverse change or disruption in economic conditions in, or in the financial markets of, the United States (it being understood that any such change or disruption shall be relative to such conditions and markets as in effect on the date hereof), if the effect of such outbreak, escalation, calamity, crisis, act or material adverse change in the economic conditions in, or in the financial markets of, the United States could be reasonably expected to make it, in the Initial Purchaser's sole judgment, impracticable or inadvisable to market or proceed with the offering or delivery of the Notes on the terms and in the manner contemplated in the Final Offering Circular or to enforce contracts for the sale of any of the Notes;

        (d)   the suspension or limitation of trading generally in securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market or any setting of limitations on prices for securities on any such exchange or NASDAQ National Market;

        (e)   any securities of the Company shall have been downgraded or placed on any "watch list" for possible downgrading by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Act; or

        (f)    the declaration of a banking moratorium by any Governmental Authority; or the taking of any action by any Governmental Authority after the date hereof in respect of its monetary or fiscal affairs that in the Initial Purchaser's opinion could reasonably be expected to have a material adverse effect on the financial markets in the United States or elsewhere.

        10.   Survival of Representations and Indemnities.    The respective representations and warranties, covenants, indemnities and contribution and expense reimbursement provisions and other agreements, of the Company and the Guarantors set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, and will survive, regardless of (i) any investigation, or statement as to the results thereof, made by or on behalf of the Initial Purchaser, (ii) acceptance of the Notes, and payment for them hereunder, and (iii) any termination of this Agreement.

        11.   Information Supplied by the Initial Purchaser.    The name of the Initial Purchaser set forth on the front and back cover and under the heading "Plan of Distribution" of the Offering Circular and the statements set forth in: (i) the fourth full paragraph on page ii regarding stabilization by the Initial Purchaser, (ii) the first sentence of the third paragraph, the second and third sentence of the tenth paragraph and the eleventh paragraph and the twelfth under the heading "Plan of Distribution" in the Offering Circular (to the extent such statements relate to the Initial Purchaser) (the "Initial Purchaser Information") constitute the only information furnished by such Initial Purchaser as to itself to the Company or its Subsidiaries for the purposes of Sections 4(a) and 8 hereof.

        12.   Miscellaneous.

        (a)   Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: Eschelon Operating Company, 730 Second Avenue, Minneapolis, Minnesota 55402, Attention: J. Jeffrey Oxley, with a copy to: Piper Rudnick, LLP, 1775 Wiehle Avenue, Suite 400, Reston, VA 20190-5159, Attention: Edwin M. Martin Esq., and (ii) if to the Initial Purchaser, to: Jefferies & Company, Inc., 11100 Santa Monica Boulevard, 10th Floor, Los Angeles, California 90025, Attention: Lloyd Feller, Esq., with a copy to: Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York 10019-5820, Attention: Ronald S. Brody, Esq., (or in any case to such other address as the person to be notified may have requested in writing).

        (b)   This Agreement has been and is made solely for the benefit of and shall be binding upon the Company, the Initial Purchaser and, to the extent provided in Section 8 hereof, the controlling persons, officers, directors, partners, employees, representatives and agents referred to in Section 8, and their respective heirs, executors, administrators, successors and assigns, all as and to the extent provided in this Agreement, and no other person shall acquire or have any right under or by virtue of this

Agreement. The term "successors and assigns" shall not include a purchaser of any of the Notes from the Initial Purchaser merely because of such purchase. Notwithstanding the foregoing, it is expressly understood and agreed that each purchaser who purchases Notes from the Initial Purchaser is intended to be a beneficiary of the Company's covenants contained in the Registration Rights Agreement to the same extent as if the Notes were sold and those covenants were made directly to such purchaser by the Company, and each such purchaser shall have the right to take action against the Company to enforce, and obtain damages for any breach of, those covenants.

        (c)   THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

        (d)   EACH OF THE COMPANY AND THE GUARANTORS HEREBY EXPRESSLY AND IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; AND (II) WAIVES (A) ITS RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE INITIAL PURCHASER AND FOR ANY COUNTERCLAIM RELATED TO ANY OF THE FOREGOING AND (B) ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

        (e)   This Agreement may be signed in various counterparts which together shall constitute one and the same instrument.

        (f)    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

        (g)   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

        (h)   This Agreement may be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may be given, provided that the same are in writing and signed by all of the signatories hereto. This Agreement and the Documents constitute the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement supersedes in full all previous oral or written agreements between the parties with respect to the subject matter hereof (including, without limitation, the Commitment Letter dated November 17, 2004 between Parent and the Initial Purchaser). There are no oral or written collateral representations, agreements, or understandings except as provided herein.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        Please confirm that the foregoing correctly sets forth the agreement between the Company, the Guarantors and the Initial Purchaser.

Very truly yours,
ESCHELON OPERATING COMPANY
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer

GUARANTORS:
ESCHELON TELECOM, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF MINNESOTA, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF WASHINGTON, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF COLORADO, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF NEVADA, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF UTAH, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF OREGON, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer
ESCHELON TELECOM OF ARIZONA, INC.
By:	/s/ RICHARD A. SMITH Name: Richard A. Smith Title: President and Chief Executive Officer

Accepted and Agreed to: JEFFERIES & COMPANY, INC.
By:	/s/ M. KENT WARNER Name: M. Kent Warner Title: Managing Director

SCHEDULE I

LIST OF SUBSIDIARIES

Eschelon Operating Company
Eschelon Telecom of Minnesota, Inc.
Eschelon Telecom of Washington, Inc.
Eschelon Telecom of Colorado, Inc.
Eschelon Telecom of Nevada, Inc.
Eschelon Telecom of Utah, Inc.
Eschelon Telecom of Oregon, Inc.
Eschelon Telecom of Arizona, Inc.

SCHEDULE II

FILING OFFICES FOR FINANCING STATEMENTS

Eschelon Telecom, Inc.—Secretary of State of the State of Delaware
Eschelon Operating Company—Secretary of State of the State of Minnesota
Eschelon Telecom of Minnesota, Inc.—Secretary of State of the State of Minnesota
Eschelon Telecom of Washington, Inc.—Secretary of State of the State of Minnesota
Eschelon Telecom of Colorado, Inc.—Secretary of State of the State of Minnesota
Eschelon Telecom of Nevada, Inc.—Secretary of State of the State of Minnesota
Eschelon Telecom of Utah, Inc.—Secretary of State of the State of Minnesota
Eschelon Telecom of Oregon, Inc.—Secretary of State of the State of Minnesota
Eschelon Telecom of Arizona, Inc.—Secretary of State of the State of Minnesota

QuickLinks

LIST OF SUBSIDIARIES
FILING OFFICES FOR FINANCING STATEMENTS